Exhibit 10.12
PENN VIRGINIA CORPORATION

H Baird Whitehead
President and
Chief Executive Officer
August 9, 2011

John A. Brooks
Katy, TX

RE: Employment Retention

Dear John:

Penn Virginia Corporation (the “Company”) desires to retain you as an employee of the Company and, accordingly, agrees as follows:

1. Retention Payment. If you remain employed by the Company from the date hereof until the second anniversary of the date hereof (the “Retention Term”), the Company will pay to you a lump sum of $175,000, less applicable taxes (the “Retention Payment”), by not later than 30 days after the last day of the Retention Term.

2. Termination Without Cause. In the event that the Company terminates your employment during the Retention Term for any reason other than Cause (as defined below), the Company will pay the Retention Payment to you by not later than 30 days after the date of such termination subject to your execution (and non-revocation within eight days thereafter) and delivery to the Company of a release in the form attached as Exhibit A hereto with such changes as the Company determines must be made to comply with applicable law at the time of such execution.

For purposes of this Agreement, the term “Cause” shall mean (i) the willful and continued failure by you to substantially perform your duties with the Company, (ii) your inability to perform your duties with the Company for at least 90 days due to physical or mental impairment, (iii) you willfully engage in misconduct materially and demonstrably injurious to the Company or (iv) you commit one or more significant acts of dishonesty in regard to the Company.
3. Miscellaneous.
a.Any dispute arising under this Agreement, or related in any way to the term of same, will be governed by the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles.
b.This Agreement may be executed in counterparts by facsimile, all of which taken together will constitute an instrument enforceable and binding upon the parties.
c.This Agreement will be construed as a whole according to its fair meaning. It will not be construed strictly for or against you or the Company.
d.The provisions of this Agreement are severable, and if for any reason any part hereof is found to be unenforceable, the remaining provisions will be enforced in full.
e.We intend this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the short term deferred exception.
f.Nothing in this Agreement shall alter your status of employment, which we agree is at will.
g.This Agreement will be binding on the Company’s successors and assigns.

To indicate that you agree with the terms of this Agreement, please sign in the space below.

Sincerely,
/s/ H. Baird Whitehead
H. Baird Whitehead
President and
Chief Executive Officer

AGREED TO
This 17th day of August, 2011
/s/ John A. Brooks
John A. Brooks